           Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements of Legg Mason, Inc. on Form S-8 (File Nos. 2-87754; 33-20027; 33-28609; 33-45453; 33-48239; 33-55814; 33-61441; 33-61445; 333-08721; 333-45307; 333-59841; 333-61163; 333-66891; 333-86863; 333-86869; 333-53102; 333-53104; 333-72904; 333-102502; 333-102503; 333-103468; 333-103472; 333-104955; 333-118761; and 333-126788) and on Form S-3 (File Nos. 333-00151; 333-33298; 333-34674; 333-68922; 333-91888; 333-100156; and 333-123272) of our report dated June 2, 2005, except as to the effects of reclassification of 2005, 2004, and 2003 amounts for discontinued operations  as discussed in Note 3, as to which the date is December 5, 2005, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCooopers LLP

Baltimore, Maryland

December 5, 2005